EXHIBIT 10.16

STOCK OPTION AGREEMENT
AND
NOTICE OF GRANT

Date of Grant: February 5, 2007

David R. LaVance
c/o Century Capital Associates LLC
215 Morris Avenue
Spring Lake, New Jersey 07762

Dear David:

In recognition of your service to Scivanta Medical Corporation (“Scivanta”) and to encourage you to continue to take into account the long-term interests of Scivanta, the Board of Directors of Scivanta (the “Board”) has authorized the grant to you of an option (the “Option”) to purchase five-hundred thousand (500,000) shares (the “Shares”) of Scivanta’s common stock, par value $.001 per share (“Common Stock”), under the Scivanta Medical Corporation 2002 Equity Incentive Plan (the “Equity Incentive Plan”).

1. Equity Incentive Plan.

The Option is a non-qualified stock option (defined as a NSO under the Equity Incentive Plan) and subject to each and every provision of the Equity Incentive Plan which are incorporated by reference herein, as well as the terms and provisions set forth in this Stock Option Agreement and Notice of Grant (this “Stock Option Agreement”). The Equity Incentive Plan shall govern and be conclusive as to all matters not expressly provided for in this Stock Option Agreement. In the event of any conflict between the terms of this Stock Option Agreement and the Equity Incentive Plan, the terms of this Stock Option Agreement shall govern. All capitalized terms contained herein which are not otherwise defined herein shall have the meanings ascribed to them in the Equity Incentive Plan. By accepting the Option you agree to be bound by the provisions of the Equity Incentive Plan and this Stock Option Agreement. A copy of the Equity Incentive Plan has been previously provided to you.

2. Exercise Price and Procedure.

The per share exercise price of the Option is $.20 (the “Option Price”), which is equal to the closing price of Scivanta’s Common Stock on February 5, 2007. The Option Price may be adjusted as provided for in the Equity Incentive Plan. Full payment shall be made for any Shares to be purchased under the Option at the time of exercise of the Option. Payment for the Shares to be purchased upon the exercise of the Option shall be made by personal check or in cash in an amount equal to the aggregate Option Price. Alternatively, payment for the Shares to be purchased upon the exercise of the Option may be made by (a) delivery of a number of shares of Common Stock owned by you which have an aggregate Fair Market Value equal to or greater than the aggregate Option Price, or (b) instructing Scivanta to withhold from the Shares deliverable upon exercise of the Option that number of Shares which have an aggregate Fair Market Value equal to or greater than the aggregate Option Price. The portion of any payment in the form of Common Stock which exceeds the aggregate Option Price, will be returned to you in the form of a cash payment.

Subject to the terms of this Stock Option Agreement and the Equity Incentive Plan, the Option shall become exercisable on the date or dates, and subject to such conditions, as are set forth herein. To the extent that a portion of the Option is or becomes exercisable and is not exercised, such portion shall accumulate and be exercisable by you in whole or in part at any time prior to expiration of the Option, subject to the terms of this Stock Option Agreement and the Equity Incentive Plan. You expressly acknowledge that the Option may vest and be exercisable only upon such terms and conditions as are provided in this Stock Option Agreement and the Equity Incentive Plan.

To exercise all or any portion of the Option, you must provide to Scivanta (a) written notice of such exercise, which is to include the number of Shares of Scivanta’s Common Stock to be purchased upon such exercise (the “Notice of Exercise”), and (b) payment of the aggregate Option Price as provided above. A form of Notice of Exercise is attached hereto. The Notice of Exercise is to be delivered to Scivanta at the following address:

Scivanta Medical Corporation
215 Morris Avenue
Spring Lake, New Jersey 07762
Attn:	Thomas S. Gifford
Executive Vice President,
Chief Financial Officer and Secretary

Upon the exercise of the Option in whole or in part and payment of the aggregate Option Price in accordance with the provisions of this Stock Option Agreement, Scivanta shall, as soon thereafter as practicable, deliver to you a certificate or certificates for the Shares purchased.

3. Term and Vesting of Options. The date of grant of the Option is February 5, 2007 and the Option shall expire on and may not be exercised after February 5, 2017 (the “Term”), unless such Term is reduced or extended as provided for herein or in the Equity Incentive Plan.

The Shares of Common Stock underlying the Option vest at a rate of 14,000 Shares per month as of the last day of each calendar month with the first date of vesting being February 28, 2007. The vesting of the Shares underlying the Option can be accelerated as follows: (i) 25,000 Shares upon execution of a Board-approved agreement between the Company and a medical device company for the purpose of collaboration on the development of the Hickey Cardiac Monitoring System (the “HCMS”) or the distribution of the HCMS; (ii) 100,000 Shares upon the Company’s receipt of approval from the United States Food and Drug Administration to market the HCMS; (iii) 50,000 Shares upon the Company’s receipt of cash in the amount of $2,000,000 (whether by debt, equity or otherwise) for use in the development and/or marketing of the HCMS, the payment of general and administrative expenses and for other purposes; (iv) 50,000 Shares upon the Company’s acquisition of a product or technology other than the HCMS; and (v) 50,000 Shares upon the Company’s receipt of cash in the amount of $3,000,000 (whether by debt, equity or otherwise) for use in the development and/or marketing of the HCMS or any other acquired product, the payment of general and administrative expenses and for other purposes.

Unless the Board determines otherwise, upon the termination of your employment with Scivanta for any reason whatsoever, including death and disability, your right to purchase any Shares underlying the Option which have not vested shall terminate and be of no further effect. Any Shares of Common Stock underlying the Option which have vested at the time your employment with Scivanta terminates, for any reason other than death, shall remain subject to purchase through the remainder of the Term.

Upon your death, all vested Shares of Common Stock underlying the Option may be purchased by the administrator of your estate for a period of one year following your death. Your right to purchase any vested Shares of Common Stock available for purchase under the Option which have not been purchased within one year from the date of your death, shall automatically terminate on the one year anniversary of your death and be of no further effect.

In the event of a Change in Control (as defined below) of Scivanta, the Option becomes fully vested as of ten days prior to the Change in Control. For purposes of the Option and this Stock Option Agreement, a Change of Control means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of Scivanta’s assets to another individual, partnership, corporation or other such entity or any other transaction which is effected in such a way that holders of more than 50% of the shares of Common Stock then outstanding are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets of another individual, partnership, corporation or other such entity with respect to or in exchange for their Common Stock.

4. Miscellaneous.

4.01. Non-Qualified Stock Option. The Option is a non-qualified stock option which is not qualified for favorable tax treatment under Sections 422 or 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Scivanta recommends that you consult with your tax advisor regarding the tax consequences related to the Option.

4.02. Restrictions on Transferability of the Option and Shares. The Option is not transferable by you except by will or the laws of descent and distribution. The Shares to be acquired by you pursuant to the exercise of the Option have not been registered under the Securities Act of 1933, as amended, or any state securities act or law, and, as a result, are subject to certain restrictions on transfer thereunder.

4.03. Withholding. As a condition to the issuance of Shares upon the exercise of the Option, Scivanta can require you to remit to it the amount which Scivanta has determined must be withheld in respect of federal or state income or employment taxes attributable to any taxable income to be recognized by you in connection with the exercise of the Option.

4.04. Employment Rights. No provision of this Stock Option Agreement or of the Equity Incentive Plan shall give you any right to continue in the employ of Scivanta, create any inference as to the length your employment with Scivanta, affect the right of Scivanta to terminate the employment of you, with or without cause, or give you any right to participate in any employee welfare or benefit plan or other program of Scivanta.

4.05. Governing Law and Jurisdiction. The Equity Incentive Plan and this Stock Option Agreement shall be construed and their respective provisions enforced and administered in accordance with the laws of the State of Nevada.

4.06. Compliance with Code Section 409A. Notwithstanding any other provision in this Stock Option Agreement or the Equity Incentive Plan to the contrary, if and to the extent that Section 409A (“Section 409A”) of the Code is deemed to apply to the Equity Incentive Plan, this Stock Option Agreement or the Option granted hereby, it is the general intention of Scivanta that the Equity Incentive Plan, this Stock Option Agreement and the Option shall comply with Section 409A, related regulations or other guidance, and the Equity Incentive Plan, this Stock Option Agreement and the Option shall, to the extent practicable, be construed in accordance therewith.

If you wish to accept the Option granted hereby pursuant to the terms set forth herein, please signify your acceptance by countersigning this Stock Option Agreement below where designated. Any comments or questions should be directed to Thomas S. Gifford, Executive Vice President, Chief Financial Officer and Secretary at Scivanta Medical Corporation, 215 Morris Avenue, Spring Lake, New Jersey 07762. The phone number of Scivanta is (732) 282-1620.

Very truly yours, Scivanta Medical Corporation

By:	/s/ Thomas S. Gifford
Name: Thomas S. Gifford Title: Executive Vice President, Chief Executive Officer and Secretary

By the execution hereof, I accept the grant of Option provided for herein and agree to be bound by the terms and provisions set forth in this Stock Option Agreement and the Equity Incentive Plan.

/s/ David R. LaVance
David R. LaVance

NOTICE OF EXERCISE

Date: _______ __, 20__
Scivanta Medical Corporation
215 Morris Avenue
Spring Lake, New Jersey 07762
Attention: Thomas S. Gifford, Executive Vice President, Chief Financial Officer and Secretary

Dear Mr. Gifford:

I hereby exercise the non-qualified stock option (the “Option”) granted to me on February 5, 2007 for the purchase of ________ shares (the “Shares”) of common stock, par value $.001 per share (“Common Stock”), of Scivanta Medical Corporation (“Scivanta”). I was granted the Option under the Scivanta Medical Corporation 2002 Equity Incentive Plan (the “Equity Incentive Plan”). The per share exercise price is $.20 (the “Option Price”) and the aggregate Option Price for the Shares being purchased is $___________.

Please check the box next to the applicable payment provision:

☐
As full payment for the Shares being purchased, enclosed with this Notice of Exercise is a personal check or cash in the amount of the aggregate Option Price of $___________. (Checks should be made payable to “Scivanta Medical Corporation”.)

☐
I wish to pay for the Shares being purchased by delivering to Scivanta that number of Shares of Common Stock which have an aggregate Fair Market Value (as defined in the Equity Incentive Plan) equal to or greater than the aggregate Option Price.

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I wish to pay for the Shares being purchased by having Scivanta withhold therefrom the number of Shares of Common Stock which have an aggregate Fair Market Value equal to or greater than the aggregate Option Price.

I agree hereby that Scivanta is not required to issue me the Shares to be purchased pursuant to my exercise of the Option as provided for in this Notice of Exercise, until I have remitted to Scivanta the aggregate amount of any applicable withholding taxes which Scivanta has notified me shall be withheld in connection with the exercise of the Option.

I hereby understand that the Shares to be acquired by me pursuant to the exercise of the Option have not been registered under the Securities Act of 1933, as amended, or any state securities act or law, and, as a result, are subject to certain restrictions on transfer thereunder.

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